Exhibit 10.9

FOURTH AMENDMENT AND WAIVER

TO REVOLVING CREDIT AND TERM LOAN AGREEMENT

FOURTH AMENDMENT AND WAIVER (the “Amendment”) entered into as of January 31, 2008 (the “Effective Date”) by and between HI-TECH PHARMACAL CO., INC (the “Company”), a Delaware corporation, with its principal place of business at 369 Bayview Avenue, Amityville, New York 11701 and BANK OF AMERICA, N.A , successor by merger to Fleet National Bank, a national banking association, having a place of business located at 300 Broad Hollow Road, Melville, New York 11747 (the “Bank”).

WHEREAS, the Company, Little Remedies Co., Inc. (the “Former Guarantor”) and the Bank are patties to a Revolving Credit and Term Loan Agreement dated as of October 23, 2002, as amended by that First Amendment dated as of November 1, 2002, that Second Amendment dated as of November 15, 2002 and that Third Amendment dated as of October 21, 2005, as same may be hereafter amended and modified (the “Agreement”);

WHEREAS, the Former Guarantor is an inactive entity and no longer provides its secured guaranty with respect to the Company’s obligations under the Agreement; and

WHEREAS, the Company has requested that the Bank amend certain provisions of the Agreement and waive certain covenant violations thereunder as of the Effective Date, and the Bank has agreed to such amendments and waivers subject to the provisions hereof

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. All capitalized terms used herein, unless otherwise defined herein, have the same meanings provided therefor in the Agreement.

2 As an inducement for the Bank to enter into this Amendment, the Company hereby represents and warrants to the Bank as of April 22, 2008 (the “Execution Date”) that:

(a) There are no defenses or offsets to its obligations under the Agreement, the Notes, or the Loan Documents, and if any such defenses or offsets exist, the same are hereby waived

(b) Each and every of the representations and warranties of the Company set forth in the Agreement and the Loan Documents is true as of the Execution Date and with the same effect as though made on the Execution Date, and is hereby incorporated herein in full by reference as if fully restated herein in its entirety.

(c) No Default or Event of Default and no event or condition which, with the giving of notice or lapse of time or both, would constitute such a Default or Event of Default, now exists or would exist after giving effect hereto, except (i) as set forth in Section 4 hereof, and (ii) violations of Sections 5.9(b) and 5.9(d) of the Agreement after the Effective Date, which post-Effective Date violations are not covered by this Amendment.

3. The Agreement is hereby amended as follows:

(a) The definition of “Acquisition” in Section 1.1 is deleted and the following is substituted therefor:

“Acquisition: shall mean any acquisition after the date hereof by the Company or any Subsidiary, of a Person within the same or related line of business as the Company or its Subsidiaries by: merger, consolidation, purchase of a voting majority of the stock of another Person, purchase of all or substantially all of the assets of another Person or purchase of all or substantially all of the assets of a division or other operating component of another Person, if all of the following conditions are met:

(i) The Bank shall have received a set of projections setting forth in reasonable detail the pro forma effect of such acquisition and showing compliance by the Company and its Subsidiaries with all covenants set forth in this Agreement for the next succeeding year. The projections to be delivered hereunder shall include and specify the assumptions used to prepare such projections regarding growth of sales, margins on sales and cost savings resulting from such acquisition;

(ii) The Bank shall have received a certificate (with attached written financial covenant calculations) signed by the president and the chief financial officer of the Company to the effect that for the most recent twelve (12) months ended on the day prior to the proposed acquisition date, and on a pro forma basis after giving effect to such acquisition: (a) all representations and warranties contained in the Loan Documents will remain true and correct, except those, if any, made as of a specific time which shall have been true and correct when made, (b) the Company is in compliance with and will remain in compliance with all covenants contained in the Loan Documents, and (c) no Default or Event of Default has occurred and is continuing (including, without limitation, written calculations of the Financial Covenants set forth in Section 5.9 (inclusive) of this Agreement, demonstrating compliance for the most recent twelve (12) months ended on the date immediately prior to the proposed acquisition date) or will occur as a result of the consummation of such acquisition;

(iii) Such acquisition, in the case of a corporation being acquired, has been (a) approved by the board of directors of such corporation which is the subject of such acquisition, (b) recommended for approval by such board to the shareholders of such corporation and subsequently approved by such shareholders as required under applicable law or the by-laws or the certificate of incorporation of such corporation or (c) otherwise agreed to by all shareholders of such corporation;

(iv) With respect to each Seller Note constituting part of the Cash Compensation for such acquisition, the Company shall obtain a subordination agreement on the Bank’s standard form, subordinating such Seller Note to all obligations in favor of the Bank; and

(v) The Company has timely delivered the information required pursuant to Section 5.1 hereof.”

(b) Section 4 3 of the Agreement is hereby amended by deleting same and substituting the following therefor:

“4 3 Condition to All Loans and Letters of Credit: The obligation of the Bank to make each Loan hereunder and to issue any Letter of Credit is subject to:

(a) Compliance Certificate: Receipt by the Bank of a certificate (with attached written financial covenant calculations) executed by the President and the Chief Financial Officer of the Company, dated the date of each Loan or issued Letter of Credit, to the effect that:

(i) the Company has complied with all the terms, covenants and conditions of this Agreement and the Loan Documents to which it is a party;

(ii) there exists no Default or Event of Default, including (without limitation) written calculations of the Financial Covenants set forth in Section 5.9 (inclusive) of the Agreement, demonstrating compliance for the most recent twelve (12) months ended on the date of the Compliance Certificate; and

(iii) the representations and warranties contained in Section 3 hereof are true and correct, on the proposed borrowing date, both prior and after giving effect to the requested Loan.

(b) Material Adverse Change: The Company shall not have had a Material Adverse Change since the latter of the date of this Agreement or the last borrowing date hereunder.”

(c) All other provisions of the Agreement not modified above are ratified and shall remain in full force and effect.

4. Non-compliance by the Company with the following covenants for the indicated amounts and/or periods are hereby waived by the Bank as of the Effective Date, subject to the limitations set forth herein:

(a) Section 5.9(b) Maximum Ratio of Funded Debt to EBITDA for the rolling four fiscal quarters ended January 31, 2008, which should have been no greater than 1.5 to 1.0, but which was actually a negative ratio as the result of the Company’s negative EBITDA of -$8,563,000.00 for such period;

(b) Section 5.9(d) Minimum Interest Coverage Ratio for the rolling four fiscal quarters ended January 31, 2008, which should have been not less than 5.0 to 1.0, but which was actually a negative ratio of -513.0 to 1.0 for such period; and

(c) Section 6.3 No Merger, Consolidation and Acquisition of Assets (which states, inter alia, that asset purchases are prohibited unless same constitute a permitted Acquisition) with respect to the asset purchase by the Company from Midlothian Laboratories, LLC for $5,000,000.00 in an all cash acquisition completed as of December 28, 2007, which asset purchase did not constitute a permitted Acquisition under the Agreement because the Company did not timely comply with all requirements thereof

5. It is expressly understood and agreed that all collateral security granted by the Company for the Loans, Letters of Credit and other extensions of credit set forth in the Agreement prior to the amendment provided for herein is and shall continue to be collateral security for the Loans, Letters of Credit and other extensions of credit provided in the Agreement as herein amended Without limiting the generality of the foregoing, the Company hereby absolutely and unconditionally confirms that each Loan Document, document and instrument executed by it pursuant to the Agreement continues in full force and effect, is ratified and confirmed and is and shall continue to be applicable to the Agreement (as herein amended).

6. The amendments and waivers set forth herein are limited precisely as written and shall not be deemed to (a) be a consent to or a waiver of, or any future waiver of any violation, further violation or non-compliance, with any of the covenants or any other term or condition of the Agreement, the Loan Documents or any of the documents referred to therein, or (b) prejudice any right or rights which the Bank may now have or may have in the future under or in connection with the Agreement, the Loan Documents or any documents referred to therein Whenever the Agreement is referred to in the Agreement, the Loan Documents or any of the instruments, agreements or other documents or papers executed and delivered in connection therewith, it shall be deemed to mean the Agreement as modified by this Amendment.

7. The Company agrees to pay on demand, and the Bank may charge any deposit or loan account(s) of the Company, for all expenses (including reasonable attorneys’ fees) incurred by the Bank in connection with the negotiation and preparation of the Agreement as amended hereby

8 This Amendment shall become effective on such date as all of the following conditions shall be satisfied, retroactive to the Effective Date hereof:

(a) The Bank shall have received and executed four (4) fully-executed, original counterparts of this Amendment.

(b) The Bank shall have received evidence of payment of: (i) the Bank’s amendment fee of $5,000,00, and (ii) the fees and disbursements of the Bank’s counsel in connection with the preparation of this Amendment

(c) The Bank shall have received copies of fully-executed counterparts of all action (in form and substance satisfactory to the Bank and its counsel) taken by the Company to authorize the execution, delivery and performance of this Amendment, together with good standing certificates for the Company and such other papers as the Bank or its counsel may require.

(d) All legal matters and the form and substance of all documents required hereunder shall be satisfactory to the Bank’s counsel.

9 This Amendment may be executed in counterparts, each of which shall constitute an original, and each of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment the year and date first above written

HI-TECH PHARMACAL CO., INC

By:	/s/ David Seltzer
David Seltzer
President

BANK OF AMERICA, N.A

By:	/s/ Martha Novak
Martha Novak
Senior Vice President

State of New York, County of Suffolk, ss:

On the 22 day of April, in the year 2008, before me the undersigned, personally appeared DAVID SELTZER, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

ELLEN B. SOLOMON	/s/ Ellen B Solomon
Notary Public, State of New York	Notary Public
No. 01SO6124748
Qualified in Suffolk County
Commission Expires March 28, 2009

State of New York, County of Suffolk, ss:

On the 22nd day of April, in the year 2008, before me the undersigned, personally appeared MARTHA NOVAK, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

LINDA L. DECURTIS	/s/ Linda L. Decurtis
NOTARY PUBLIC - STATE OF NEW YORK	Notary Public
NASSAU COUNTY
01DE6048755
My Commission Expires
October 02, 2010